Exhibit 99.2

FTE NETWORKS SIGNS STRATEGIC ALLIANCE AGREEMENT WITH EDGE COMMUNICATIONS AND EXPANDS IN FOUR MARKETS

NAPLES, FL--February 18, 2016 -FTE Networks, Inc. (OTC PINK: FTNW) (“FTE” or the “Company”), a leading networking infrastructure service solutions provider in the technology and telecommunications vertical, has signed a multi-million, multi-year strategic alliance agreement with Plano, Texas-based Edge Communications (“Edge”).

Earlier this month, Edge engaged FTE with a signed Letter of Intent for work to support Edge on a multi-state network expansion project valued up to $100 million dollars over the next 36 months. Under the terms of the agreement, FTE Networks will be performing engineering, management and outside plant infrastructure services.

This week, Edge and FTE finalized the strategic alliance agreement and FTE will begin work Monday, February 22, 2016 in the following four markets: Des Moines, IA; Quad Cities, IA; Springfield, MO; and Valdosta, GA. In addition, FTE Networks will provide services to manage the end-to-end infrastructure installation.

Carlie Ancor, Chief Technology Officer of FTE Networks, said, “To formalize a strategic alliance agreement with a company like Edge is a significant development for FTE Networks. Not only does it help us expand into four important markets, it solidifies our strategic growth plan. To be in alignment with a high caliber company like Edge, it demonstrates our ability to cultivate strong relationships based on our quality of work, management and experience.”

Mark Miller, Chief Operating Officer of Edge, stated, “We believe that partnering with FTE Networks was the right decision to ensure success because they deliver superior work, are able to keep costs down and increase our speed to market. This is the beginning of a long-lasting partnership.”

About EDGE Communications

Edge is an innovative Communications Service Provider that offers complete, end-to-end managed enterprise networks, IOT solutions, and professional services. Edge uniquely combines all the elements of communications and networking into an integrated, complete, premium service. Edge is privately held and based in Plano, Texas.

About FTE Networks, Inc.

FTE Networks, Inc., and its wholly owned subsidiaries, is a leading international networking infrastructure service solutions company. We design, build, and support telecommunications and technology systems and infrastructure services for Fortune 500 companies operating four (4) industry segments: Data Center Infrastructure, Fiber Optics, Wireless Integration, and Surveillance & Security. FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW’s current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Contact:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

Email: ir@ftenet.com

Investor Relations

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com